File No. 70-9801
                            (Leaseback)

                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                  POST-EFFECTIVE AMENDMENT NO. 1
                                to
                             FORM U-1

                     APPLICATION / DECLARATION
                               UNDER
          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                  ______________________________

                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD  21740

               Allegheny Energy Supply Company, LLC
                       10435 Downsville Pike
                       Hagerstown, MD  21740
                   ____________________________

                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD  21740

 The Commission is requested to send copies of all notices, orders and communications in connection with this Application /
                          Declaration to:


Thomas K. Henderson, Esq.            Terence A. Burke, Esq.
Vice President and General Counsel   Deputy General Counsel
Allegheny Energy, Inc.               Allegheny Energy Service Corp.
10435 Downsville Pike                10435 Downsville Pike
Hagerstown, MD 21740                 Hagerstown, MD 21740

Anthony Wilson, Esq.                 Joseph Frumkin, Esq.
Senior Counsel                       Partner
Allegheny Energy Service Corp.       Sullivan & Cromwell
10435 Downsville Pike                125 Broad Street
Hagerstown, MD 21740                 New York, NY 10004-2498


                         TABLE OF CONTENTS

                                                     PAGE

Item   1.   Description of Proposed Transaction       3


Item   2.   Fees, Commissions, and Expenses           7


Item   3.   Applicable Statutory Provisions           7


Item   4.   Regulatory Approval                       13


Item   5.   Procedure                                 13


Item   6.   Exhibits and Financial Statements         13


Item   7.   Information as to Environmental Effects   14


Item 1.     Description of the Proposed Transaction

            A.        Background

             Allegheny  Energy,  Inc. ("Allegheny"),  a  registered
holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and Allegheny Energy Supply Company,
LLC   ("AE   Supply"),  its  wholly-owned  electricity   generating
subsidiary (collectively the "Applicants"), hereby file this  post-
effective   amendment   to  the  Form  U-1   application <F1> seeking
authorization to engage in certain Transactions (as defined below).

             By  order dated March 30, 2001 <F2> ("Order"), the  United
States    Securities   and   Exchange   Commission   ("Commission")
authorized, among other things, the Applicants to: (i) acquire the issued and outstanding membership interests in certain LLCs of Enron North America Corp. ("Enron"), a Delaware corporation, as contemplated by a Purchase and Sale Agreement, dated November 13, 2000 between Enron and AE Supply ("Enron Acquisition"); (ii) issue and sell an aggregate of $550 million in short-term bridge financing and long-term debt, and establish a financing vehicle, Allegheny Energy Supply Capital LLC, a Delaware limited liability company ("Supply Capital"), to, among other things, issue equity or other financial instruments to and accept notes or other financial instruments from AE Supply in connection with activities described therein; and (iii) engage in the loaning and re-loaning of up to $1.05 billion by Supply Capital to AE Supply to be used for
authorized  acquisitions  and other activities.   Pursuant  to  the
Order, AE Supply incurred temporary indebtedness of approximately $550 million in aggregate principal amount ("Bridge Loan") to consummate the Enron Acquisition. Applicants request expedited treatment of this application and request that an order be issued and effective not later than November 30, 2001.

            Applicants now propose to refinance the Bridge Loan and repay other debt in a way that is optimal from an economic standpoint and is an advisable, efficient long-term financing mechanism. Accordingly, pursuant to Rule 24(c)(3)(iii), the Applicants request that the Commission issue a further order to authorize:

             (1) creation of a wholly-owned subsidiary of AE Supply to serve as a special-purpose financing vehicle ("Leaseback SPV"), and the transfer to the Leaseback SPV of all of AE Supply's right, title and interest in and to the Hatfield's Ferry Power Station generation facility located in Masontown, Pennsylvania ("Facility"), together with certain related contracts, assets and liabilities ("Internal Asset Transfer Transaction");

            (2) the (i) entry by the Leaseback SPV into a sale-leaseback type transaction described herein ("Leaseback"), (ii)
guarantee by  AE Supply of the Leaseback SPV's lease payment and performance obligations ("Guaranty"), and (iii) pledge by the Leaseback SPV of its undivided interest in the Facility to secure its
lease payment and performance  obligations  ("Pledge"   and,
together with the Leaseback and the Guaranty, the "Leaseback
Transaction");


____________________

<F1>  File  No. 70-9801, Acquisition of Enron EWGs (filed December
12, 2000)

<F2>  Holding Company Act Release No. 27370 (March 30, 2001)

          (3) creation of a wholly-owned subsidiary of the Leaseback SPV ("Subsidiary LLC") to serve as a finance subsidiary that will, among other things, receive the proceeds from the Leaseback Transaction as a capital contribution, and initially engage in making an intercompany loan in the amount of the capital contribution to AE Supply to be used as described herein ("Intercompany Loan Transaction" and, together with the Internal Asset Transfer Transaction and the Leaseback Transaction, collectively referred to as "Transactions"); and,

          (4) making of subsequent intercompany, interest-bearing loans ("Subsequent Intercompany Loans") to AE Supply in the amount of interest earned from the Intercompany Loan Transaction and pursuant to any Subsequent Intercompany Loans ("Subsequent Intercompany Loan Transactions").

            The Transactions are expected to raise approximately $1 billion, which will be used to refinance the Bridge Loan, reduce other indebtedness of AE Supply,<F3> provide working capital for the facilities obtained in the Enron Acquisition and for general corporate purposes.

             The Transactions and the Subsequent Intercompany Loan Transactions proposed herein fall, or may be considered to fall, within Sections 6, 7, 9, 10, 12(b) and 12(f) of the Act, and Rules 43, 45, 53 and 54 under the Act. To the extent activities described herein require approval pursuant to Sections 6, 7, 9, 10 or any other Section of the Act, Applicants request such approval and demonstrate herein compliance with the established standards of the Act.

            B.        Background of AE Supply

             By order dated November 12, 1999 (the "West Penn Order"),<F4> the Commission authorized the formation of AE Supply, which would compete in the deregulated, competitive electricity generation markets. Thereafter, pursuant to the West Penn Order and an order dated July 31, 2000,<F5> West Penn Power Company ("West
Penn")   and   The   Potomac  Edison  Company  ("Potomac   Edison")
transferred all of their interests in the Facility to AE Supply. Pursuant to an order dated April 25, 2001,<F6> Monongahela Power Company ("Monongahela Power") transferred a portion of its interest in the Facility to AE Supply. AE Supply currently has a 76.6% undivided interest in the Facility, which interest will be the subject of the Leaseback Transaction. The Facility is operated pursuant to an operating agreement with Monongahela Power (the "Operating Agreement").

            C.        Matters Pending Before the Commission.

             In File No. 70-9747 (filed September 15, 2000), the Commission retains jurisdiction over the transfer of the West Virginia Jurisdictional Assets to AE Supply.

____________________

<F3>     The existing indebtedness of AE Supply consists of:  (i) $480 million of debt in offerings effected under Rule
144A under the Securities Act of 1933, as amended (the "Securities Act"); (ii) up to the currently authorized
$300   million   of   commercial  paper  (subject   to   additional
authorization pursuant to an order dated April 20, 2001, Holding Company Act Release No. 27383 (April 20, 2001));
(iii) $351 million of pollution control
notes assumed by AE Supply in connection with transfers of generating assets from West Penn (as defined below), Potomac Edison (as defined below) and Monongahela Power (as defined below); (iv) a $325 million note held by Allegheny; (v) a $1.05 billion loan from Supply Capital to AE Supply; and (vi) a $550 million note issued in connection with the Enron Acquisition.

<F4>     Holding Company Act Release No. 27101 (November 12, 1999).

<F5>     Holding Company Act Release No. 27205 (July 31, 2000).

<F6>     Holding Company Act Release No. 27384 (April 25, 2001).

             In File No. 70-9897 (filed June 12, 2001), Allegheny seeks, among other things, authorization through July 31, 2005 for Allegheny and/or AE Supply to issue short-term debt and long-term debt in an aggregate amount up to $4 billion for the purpose of investing in EWGs, FUCOs, companies engaged in Rule 58 activities ("Rule 58 companies"),<F7> general corporate purposes, and other permitted activities, with the option for Allegheny to issue up to $1 billion in equity securities; and Allegheny and/or AE Supply to issue up to $3 billion of guarantees. The total debt and equity authorization requested is $4 billion, with the option to use up to $1 billion thereof for equity issuance.

             In File No. 70-9917 (filed July 23, 2001) (the "IPO Application") Allegheny, AESC, AE Supply, West Penn, Monongahela Power and Potomac Edison seek authorization to (i) restructure AE Supply and create a new holding company ("Supply Holdco") for AE Supply's operations, (ii) effect an initial public offering of common stock of Supply Holdco ("IPO"), (iii) implement an employee stock option plan for Supply Holdco, and issue options thereunder to satisfy outstanding contractual obligations, (iv) distribute the voting securities of Supply Holdco to the common stockholders of Allegheny within 24 months following the completion of the IPO ("Distribution"), and (v) engage in other transactions related to the IPO and the Distribution.<F8>

             The intention of AE Supply to effect the Transactions and any Subsequent Intercompany Loan Transactions does not depend on the outcome of the authorizations sought by File Nos. 70-9747, 70-9897 or 70-9917 referred to above, and should not be delayed pending consideration thereof.

             For the twelve (12) months ended June 30, 2001, Allegheny's gross revenues and net income were approximately $6.91 billion and $336.8 million, respectively. For the same period AE Supply gross revenues and net income were approximately $5.23 billion and $129.8 million, respectively.




____________________

<F7>     Rule 58(a)(1) limits the aggregate investment by a registered holding company in Rule 58 companies to the greater of $50 million or 15% of the consolidated capitalization of such registered holding company.

<F8>      In  addition, Allegheny has three unrelated matters  pending before  the  Commission.  (1) In File No. 70-9907  (filed  July  9,
2001), Allegheny seeks authority to: (a) acquire 100% of the issued and outstanding common stock of Fellon-McCord Associates, Inc. ("Fellon-McCord") and Alliance Gas Services; (b) acquire 100%
of   the   partnership  interests  in  Alliance   Energy   Services
Partnership ("Alliance"); (c) make and have outstanding capital and operating contributions to Fellon-McCord and Alliance through December 31, 2004, in the form of loans, guarantees, advances, or equity contributions up to an aggregate amount not to exceed $100 million; and (d) permit Fellon-McCord and Alliance to enter into a service agreement with AESC. (2) In File No. 70-9811 (filed December 29, 2000), Allegheny has filed for authority to acquire
100%  of  the  issued  and  outstanding  common  stock  of  Leasing
Technologies   International,  Inc.  ("Leasing  Technologies"),   a
privately held leasing and financing company. During the first quarter of 2001 Allegheny Ventures sent Leasing Technologies a notice terminating the stock purchase agreement alleging material adverse changes in Leasing Technologies, its business and its prospects. Leasing Technologies has indicated that it believes the termination is unwarranted and has reserved the right to pursue legal actions. As of the date of this filing, the application has not been withdrawn. (3) In File No. 70-9687 (filed June 7, 2000), Allegheny sought authority to: (a) organize and invest up to $25 million in a to-be-formed special purpose subsidiary-Allegheny Advantages; (b) permit Allegheny Advantages to engage in Rule 58 activities; and (c) permit Allegheny and Allegheny Advantages to, directly or indirectly through other to-be-formed subsidiaries, make multiple investments in certain core and non-core activities in an aggregate amount not to exceed $35 million.

            D.        Existing Financing Authority of AE Supply

             In the Money Pool and Financing Orders,<F9> among other things, AE Supply was authorized to: (1) issue and sell up to $400 million of secured and unsecured long-term debt; and (2) issue and sell notes and paper and borrow from the Allegheny money pool, in aggregate outstanding amounts of up to $300 million. AE Supply was authorized to use the proceeds for general corporate purposes.

              Pursuant  to  the  Order,  among  other  things,  the
Commission authorized AE Supply to: (i) issue and sell an aggregate of $550 million in short-term bridge financing and long-term debt, and establish a financing vehicle, Allegheny Energy Supply Capital LLC, a Delaware limited liability company ("Supply Capital"), to, among other things, issue equity or other financial instruments to and accept notes or other financial instruments from AE Supply in connection with activities described therein; and (ii) engage in the loaning and re-loaning of up to $1.05 billion by Supply Capital to AE Supply to be used for authorized acquisitions and other activities.

              By   Order  No.  27383,<F10> among  other  things,  the
Commission authorized Allegheny and/or AE Supply, in the aggregate to issue to unaffiliated third parties guarantees, short-term debt and long-term debt through July 31, 2005, up to an aggregate amount of $430 million. The guarantees or proceeds would be used directly or indirectly for investments in EWGs and FUCOs, Rule 58 companies, or for other strategic corporate purposes. Debt and guarantees authorized include, but are not limited to, bank financing, bank credit support, sales of secured or unsecured debt, notes, loans and debentures.

            E.        Requests for Authorization

             AE Supply has considered various ways of raising capital to refinance indebtedness incurred in connection with the Enron Acquisition covered by the Order, and to raise additional capital. Based on that review, AE Supply believes the Transactions are optimal from an economic standpoint and are an advisable, efficient long-term financing mechanism. As such, AE Supply now seeks authorization to enter into the Transactions, as described more fully below.

            1.        Internal   Asset   Transfer Transaction

     AE Supply proposes to form the Leaseback SPV, which will be a wholly-owned, single-member limited liability company organized under the laws of the State of Delaware. AE Supply will thereafter transfer to the Leaseback SPV all of AE Supply's right, title and interest in and to the Facility, together with certain contracts, assets and liabilities related to the ownership and operation of the Facility, including the Operating Agreement. The purpose of placing the Facility in a separate limited liability company is to facilitate obtaining EWG status after the IPO and Distribution as contemplated by the IPO Application. As of June 30, 2001, the
Facility had a book value of approximately $173 million, which represented AE Supply's interest. AE Supply proposes to transfer its interest to the Leaseback SPV. The transfer will be made as an asset contribution in the amount of the book value of approximately $216 million. In connection with the transfer, the Leaseback SPV will assume approximately $18.5 million of pollution control bonds.

____________________
<F9>      File  No.  70-7888, Holding Company Act Release Nos.  25462,
25481,  25581, 25919, 26418, 26506, 26804, 27030, and 27084  (dated
January 29, 1992, February 28, 1992, July 14, 1992, November 5, 1993, November 28, 1995, April 18, 1996, December 23, 1997, May 19,
1999 and October 8, 1999).

<F10>     Order  Authorizing  AE  Supply  to  Own  exempt  wholesale
generators   ("EWGs")  and  foreign  utility  companies  ("FUCOs"),
Holding Company Act Release No. 27383 (April 20, 2001).

            2.        Intercompany Loan Transaction

             The Leaseback SPV will then form the Subsidiary LLC as a limited liability company organized under the laws of the State of Delaware. The Leaseback SPV will make a capital contribution, consisting of the net proceeds from the Leaseback Transaction, to the Subsidiary LLC in exchange for 100% of the membership interest in the Subsidiary LLC. Subsidiary LLC will then make an initial interest-bearing loan in the amount of the proceeds from the Leaseback Transaction to AE Supply evidenced by a note at market interest rates and terms. Applicants seek authorization to enter into the Intercompany Loan Transaction.

            3.       Leaseback Transaction

            Upon transfer of the Facility to the Leaseback SPV, Applicants request authorization, to the extent such authorization is required, to permit: (i) the Leaseback SPV to enter into the Leaseback Transaction and enter into all agreements incident thereto, (ii) AE Supply to enter into the Guaranty, and (iii) the Leaseback SPV to enter into the Pledge. Interest payable in respect of the Leaseback Transaction shall not exceed 400 basis points over Treasury securities of comparable maturities.

           All of the operative documents relating to the Leaseback Transaction will be negotiated on an arms-length basis. The Applicants believe the Leaseback Transaction is optimal from an economic standpoint and is an advisable, efficient long-term financing mechanism for refinancing its indebtedness. The Leaseback SPV would at all times during the Leaseback Transaction retain possession of and all meaningful operating rights with respect to the Facility. During the period of the Leaseback Transaction, the Leaseback SPV or an affiliate will operate the Facility pursuant to the Operating Agreement.

            4.      Subsequent  Intercompany  Loan Transactions

             Subsidiary LLC will make Subsequent Intercompany Loans in the amount of the interest earned from the Intercompany Loan Transaction and pursuant to any Subsequent Intercompany Loans to AE Supply evidenced by notes. The Subsequent Intercompany Loans will be at market interest rates and on market terms. Applicants seek authorization to enter into the Subsequent Intercompany Loan Transactions.

Item 2.            Fees, Commissions And Expenses

            Applicants expect that the total fees, commissions and expenses in connection with this application, including the consummation of the Transactions, and the offering of debt securities of the Leaseback SPV (including underwriting discounts and commissions), will be approximately $25 million.

Item 3.            Applicable Statutory Provisions

     The Transactions and the Subsequent Intercompany Loan Transactions proposed herein fall, or may be considered to fall, within Sections 6, 7, 9, 10, 12(b) and 12(f) of the Act, and Rules 43, 45, 53 and 54 under the Act. To the extent activities described herein require approval pursuant to Sections 6, 7, 9, 10 or any other Section of the Act, Applicants request such approval and demonstrate herein compliance with the established standards of the Act.
            A.        The Internal Asset Transfer Transaction

            Applicants first propose that AE Supply transfer to the
Leaseback SPV all its right, title and interest in the Facility, together with certain contracts, assets and liabilities related to the ownership and operation of the Facility, and that AE Supply acquire the membership interests in the Leaseback SPV. Applicants consider Sections 9, 10 and 12 of the Act, and Rule 43 under the Act may be applicable to the Internal Asset Transfer Transaction.
             Section  9(a)  of  the  Act provides  that  unless  an
acquisition has been approved by the Commission under Section 10, it shall be unlawful for any registered holding company or any subsidiary thereof "to acquire, directly or indirectly, any securities or utility assets or any other interest in any business." The statutory standards to be considered by the Commission in evaluating the acquisition under Section 9(a) are set forth in Sections 10(b), 10(c) and 10(f) of the Act. Section 10(c), in turn, requires consideration of Section 8 and Sections 10(c) and 10(f) require consideration of Section 11 of the Act.

             Section 10(b) of the Act provides that, if the requirements of Section 10(f) are satisfied, the Commission shall approve an acquisition of securities or utility assets, unless the Commission finds that: (1) such acquisition will tend towards interlocking relations or the concentration of control of public-utility companies, of a kind or to an extent detrimental to the public interest or the interest of investors or consumers; (2) the consideration to be paid in connection with such acquisition is not reasonable or does not bear a fair relation to the sums invested in or the earning capacity of the utility assets to be acquired or the utility assets underlying the securities to be acquired; or (3) such acquisition will unduly complicate the capital structure of the holding company system of the applicant or will be detrimental to the public interest or the interest of investors or consumers or the proper functioning of such holding company system.

             None of the Section 10(b) standards are implicated  by
the  Internal  Asset  Transfer  Transaction.   The  Internal  Asset
Transfer Transaction is simply part of an internal reorganization of existing utility assets.<F11> This Application does not propose any acquisition of public utility assets from any third party directly or indirectly through the acquisition of securities or any acquisition of a business not previously retained by AE Supply.

              The  transaction  does  not  result  in  interlocking
relations or a concentration of control over public utility companies. Similarly, while the transaction involves a technical "acquisition" (involving only a transfer of an asset from AE Supply to the wholly-owned Leaseback SPV), as noted above, the Internal Asset Transfer Transaction will be effected as an asset contribution for which AE Supply will receive 100% of the membership interest in the Leaseback SPV. Accordingly, the reasonableness standard is satisfied.

            Section 10(c) of the Act provides that, notwithstanding the provisions of Section 10(b), the Commission shall not approve:
(1) an acquisition of securities or utility assets, or of any other interest, which is unlawful under the provisions of Section 8<F12> or is detrimental to the carrying out of the provisions of Section 11; or (2) the acquisition of securities or utility assets of a public utility or holding company unless the Commission finds that such acquisition will serve the public interest by tending towards the economical and efficient development of an integrated public utility system.

             The Internal Asset Transfer Transaction does not implicate Section 8 of the Act. In addition, as discussed herein, the Internal Asset Transfer Transaction is an internal reorganization of existing utility assets, which Applicants believe will promote the economic and efficient development of the their public utility operations.

____________________

<F11>      See  The  Regulation of Public Utility  Holding  Companies,
Division of Investment Management Report, Securities and Exchange Commission, page 71 (June 1995) (the "June 1995 Report") ("The staff recommends that the SEC consider ways to exempt from sections 9(a) and 10 transactions that involve only reorganization of existing utility assets.").

<F12>      Section 8 regulates the acquisition of a direct or indirect interest in an electric utility company or gas utility company serving substantially the same territory.

            Section  10(f) of the Act provides that the  Commission
shall not approve any acquisition under Section 10 unless it appears to the satisfaction of the Commission that applicable state laws have been complied with, except where the Commission finds that compliance with such state laws would be detrimental to the carrying out of the provisions of Section 11. Applicants represent that all applicable state laws have been complied with in connection with the Internal Asset Transfer Transaction.

           Section 11(a) of the Act provides that it is the Commission's duty to examine the corporate structure of every registered holding company and subsidiary company thereof, the relationships among the companies in the holding company system of every such company and the character of the interests thereof and the properties owned or controlled thereby to determine the extent to which the corporate structure of such holding company system and the companies therein may be simplified, unnecessary complexities therein eliminated, voting power fairly and equitably distributed among the holders of securities thereof, and the properties and businesses thereof be confined to those necessary or appropriate to the operations of an integrated public utility system. The Applicants submit that the Internal Asset Transfer Transaction is not detrimental to the carrying out of the provisions of Section 11(a), nor does it otherwise implicate Section 11.

           Applicants propose that AE Supply assign or transfer its contracts relating to the operations of the Facility to Leaseback SPV. Applicants consider Section 12(f) of the Act to be applicable to the foregoing transfers. Section 12(f) provides, in part, that it shall be unlawful for any registered holding company or subsidiary company thereof to negotiate, enter into, or take any step in the performance of any transaction not otherwise unlawful under the Act, with any company in the same holding company system or with any affiliate of a company in such holding company system in contravention of such rules, regulations or orders regarding such matters as the Commission deems necessary or appropriate in the public interest or for the protection of investors or consumers. In addition, Rule 43(a) under the Act prohibits a registered holding company or subsidiary thereof from, directly or indirectly, selling to any company in the same holding company system or to any affiliate of a company in such holding company system any securities or utility assets or any other interest in any business, except pursuant to an effective declaration and Commission order. Applicants note that the transfer of the contracts, which relate to the ownership and operation of the Facility, in connection with the internal reorganization will be made at book value.

            B.        Intercompany Loan Transaction

                      1.        Sections 9 and 10

            Applicants consider that Sections 9 and 10 of the Act may be applicable to the Intercompany Loan Transaction. The relevant provisions and standards are discussed above under Item 3.A. Applicants maintain that none of the Section 10(b) standards are implicated by the Intercompany Loan Transaction.

             The  Intercompany Loan Transaction will not result  in
interlocking relations or a concentration of control over public utility companies. In addition, the Intercompany Loan Transaction will involve a capital contribution to Subsidiary LLC for which Leaseback SPV will receive 100% of the membership interest in Subsidiary LLC. Accordingly, the reasonableness standard is satisfied. Finally, nothing in connection with the Intercompany Loan Transaction will act to unduly complicate the capital structure of the holding company system, nor will it be detrimental to the public interest, the interest of investors or functioning of the holding company system.

             The  Intercompany Loan Transaction does not  implicate
Section 8 of the Act. And, the Applicants submit that the Intercompany Loan Transaction is not detrimental to the carrying out of the provisions of Section 11(a) of the Act, nor does it otherwise implicate Section 11. Finally, Applicants represent that all applicable state laws have been complied with in connection with the Intercompany Loan Transaction.

                       2.        Section 12(b) and Rule 45

            The  Intercompany Loan Transaction would  involve  the
Subsidiary LLC making an intercompany loan to AE Supply after receiving a capital contribution from Leaseback SPV in an equal amount. Applicants consider Section 12(b) of the Act and Rule 45 under the Act may be applicable to the Intercompany Loan Transaction.
             Section  12(b)  of  the Act prohibits  any  registered
holding company from lending to any company in the same holding company system in contravention of the rules, regulations and orders of the Commission. In addition, Rule 45(a) under the Act provides that no registered holding company or subsidiary company shall, directly or indirectly, loan to any company in the same holding company system, except pursuant to an effective declaration and Commission order. Applicants submit that the Section 12(b) standard is satisfied.

             AE Supply's borrowing will be used to refinance the Bridge Loan, reduce other indebtedness of AE Supply, provide working capital for the facilities obtained in the Enron Acquisition and for general corporate purposes. The intercompany loan provides for a tax efficient capital structure. The benefit of using this financing technique is to provide a vehicle to identify and assign capital costs for the Leaseback Transaction and to provide substantial tax benefits that will serve to reduce the overall capital costs to AE Supply in connection with this transaction. AE Supply believes that the use of the Subsidiary LLC in connection with an intercompany loan of proceeds from the Leaseback Transaction will assist it in achieving substantial tax benefits that will serve to reduce the overall capital costs to AE Supply. The intercompany loan will be on market terms and at market rates.

            C.        Leaseback Transaction

            Applicants consider Sections 6, 7, 9, 10 and 12(b) of the Act, and Rules 45, 53 and 54 under the Act may be applicable to the Leaseback Transaction.

                        1.        Sections 9 and 10

             Applicants consider that Sections 9 and 10 of the Act may be applicable to the Leaseback Transaction. The relevant provisions and standards are discussed above under Item 3.A. Applicants maintain that none of the Section 10(b) standards are implicated by the Leaseback Transaction.

              The Leaseback Transaction will not result in interlocking relations or a concentration of control over public utility companies. Further, the Leaseback Transaction will be negotiated on an arms-length basis and any payment made with respect to the Leaseback Transaction will be on market terms using independent appraisals1. Accordingly, the reasonableness standard is satisfied. Finally, nothing in connection with the Leaseback Transaction will act to unduly complicate the capital structure of the holding company system, nor will it be detrimental to the public interest, the interest of investors or functioning of the holding company system.

             The Leaseback Transaction does not implicate Section 8
of  the  Act.   And,  the  Applicants  submit  that  the  Leaseback
Transaction is not detrimental to the carrying out of the provisions of Section 11(a) of the Act, nor does it otherwise implicate Section 11. Finally, Applicants represent that all applicable state laws have been complied with in connection with the Leaseback Transaction.

                        2.        Sections 6 and 7

            Section 6(a) of the Act prohibits a registered holding company or subsidiary company directly or indirectly from issuing or selling any security of such company, except in accordance with a declaration effective under Section 7<F13> of the Act and order permitting such declaration to become effective.

            Section 7(c) of the Act provides that the Commission shall not permit a declaration regarding the issuance or sale of
securities   unless   it  finds  that  one  of  several   potential
circumstances exist. Section 7(d) of the Act provides that if the requirements of Sections 7(c) and 7(g)<F14> of the Act are satisfied, the Commission shall permit a declaration regarding the issuance or sale of a security to become effective unless it makes certain negative findings. Section 7(d) provides that the Commission shall not permit such a declaration to become effective if it finds that:
(1) the security is not reasonably adapted to the security structure of the declarant and other companies in the same holding company system; (2) the security is not reasonably adapted to the earning power of the declarant; (3) financing by the issuance and sale of the particular security is not necessary or appropriate to the economical and efficient operation of a business in which the applicant is lawfully engaged or has an interest; (4) the fees, commissions or other remuneration paid in connection with the issuance and sale of the security are not reasonable; and (5) the terms and conditions of the issuance or sale of the security are detrimental to the public interest or the interest of investors or consumers.

             Although   Applicants  believe  that  the   Leaseback
Transaction does not involve any issuance or sale of securities by Applicants within the meaning of Section 6 of the Act, even if it did, Applicants submit that all of the Section 7(c) standards have been satisfied either because (i) such securities are to be issued or sold solely for the purpose of financing the business of the declarant as a public-utility company (Section 7(c)(2)(B)), (ii) they would be equivalent to a bond secured by a first lien on physical property (Section 7(c)(1)(B)), or (iii) such securities, for the most part, are refunding an outstanding borrowing incurred for the purpose of effecting an acquisition (Section 7(c)(2)(A)) and, in part, are being used for necessary and urgent corporate purposes where the requirements of Section 7(c)(1) would impose an unreasonable financial burden upon the Applicants and are not necessary or appropriate in the public interest or for the protection of investors or consumers (Section 7(c)(2)(D)). As discussed elsewhere herein, the Leaseback Transaction is a financially optimal, low cost method of capital raising and requiring an alternative capital raising choice would increase the cost to Applicants of such financing. In addition, none of the negative findings set forth in Section 7(d) may be made with respect to the Leaseback Transaction.

             The Leaseback Transaction will be accounted for by Applicants as an operating lease and not as debt. Also, as noted above, Applicants do not believe the Leaseback Transaction obligations are securities that should otherwise be considered debt. Nonetheless, Applicants acknowledge that the obligation to make lease payments creates a long-term financial obligation that the Staff may take into account in considering future financing applications by Applicants.

                        3.        Section 12(b); Rule 45
____________________
<F13>      Section 7(a) of the Act provides that a registered  holding company or subsidiary company thereof may file a declaration with the Commission regarding any of the acts enumerated in Section 6(a) of the Act.

<F14>      Section 7(g) of the Act provides that if a state commission or state securities commission that has jurisdiction over any of the acts set forth in Section 6(a) of the Act informs the Commission that applicable state laws to the act in question have
not  been  complied  with,  the  Commission  shall  not  permit   a
declaration regarding the act in question to become effective.

             AE  Supply proposes that it will provide the Guaranty.
Section 12(b) of the Act prohibits any registered holding company from extending its credit to any company in the same holding company system in contravention of the rules, regulations and orders of the Commission. In addition, Rule 45(a) under the Act provides that no registered holding company or subsidiary company shall, directly or indirectly, extend its credit to any company in the same holding company system, except pursuant to an effective declaration and Commission order. Applicants submit that the
Section 12(b) standard is satisfied. AE Supply believes that its indirect participation through the use of the Leaseback SPV, rather than its direct participation in the Leaseback Transaction, will assist it in achieving the optimal and advisable financing mechanism discussed herein.

                        4.        Rules 53 and 54

             Rule 53 limits the use of proceeds from the issuance of any securities (including any guarantees) by a registered holding company to finance investments in any EWG, as defined in
Section 32 of the Act. Rule 54 provides that, in determining whether to approve any transaction that does not relate to an EWG or FUCO, as defined in Section 33, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary that is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b) and (c) of Rule 53 are satisfied.

            Allegheny is in compliance with all requirements of Rule 53(a). Allegheny's aggregate investment (as defined in Rule 53(a)(1)(i) in all EWGs and FUCOs at June 30, 2001 was
approximately $461 million, or about 48% of Allegheny's consolidated retained earnings of $964 million for the four quarters ended June 30, 2001 as defined in Rule 53(a)(1)(ii). In addition, Allegheny has complied and will comply with the record-keeping requirements of Rule 53(a)(2), the employee limitation under Rule 53(a)(3), and the limitation under Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Finally, with reference to Rule 53(b), none of the circumstances enumerated in subparagraphs
(1), (2) and (3) thereunder have occurred or are continuing. Because Rule 53(a) and Rule 53(b) are satisfied, Rule 53(c) does not need to be addressed.

             Allegheny has applied for Commission authority to increase its "aggregate investment" in EWGs and FUCOs. If the Applicants' request to permit Allegheny to increase its "aggregate investment" in EWGs and FUCOs is granted, the conditions of Rule 53(a)(1) will no longer pertain.

            D.        Subsequent Intercompany Loan Transactions

             Applicants  propose  that  the  Subsidiary  LLC  make
Subsequent Intercompany Loans to AE Supply in the amount of interest earned from the Intercompany Loan Transaction and pursuant to any Subsequent Intercompany Loans. Applicants consider Section 12(b) of the Act and Rule 45 under the Act may be applicable to the Subsequent Intercompany Loan Transactions. The relevant standards and provisions relating to the Subsequent Intercompany Loan Transactions are discussed in Item 3.B.2. above.

            Applicants submit that the Section 12(b) standard is satisfied for the same reasons discussed in Item 3.B.2. above.

Item 4.            Regulatory Approval

              Other than the approval of the Federal Energy Regulatory Commission ("FERC"), no state commission or federal commission other than the Commission, has jurisdiction over the Transactions for which authority is sought herein. A copy of an application to FERC and an order from FERC will be filed by amendment.

Item 5.            Procedure

             Applicants request that the Commission issue a final order not later than November 30, 2001. It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed for approval of the Transaction. The Division of Investment Management may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.            Exhibits and Financial Statements

(a)        Exhibits

                        B - 1    Primary Agreement
                                    (To be filed by amendment)

                        B - 2    Secondary Agreement
                                    (To be filed by amendment)

                        B - 3    Guaranty
                                    (To be filed by amendment)

                        C - 1    Application to FERC
                                    (To be filed by amendment)

                        C - 2    Order from FERC
                                    (To be filed by amendment)

                        F        Opinion Letter
                                    (To be filed by amendment)

                        H        Form of Notice
                                    (filed October 19, 2001)

                        I        Economic Effect of Financing
                                    (filed confidentially
                                     October 19, 2001)


(b)        Financial Statements as of June 30, 2001

                        FS - 1    Allegheny Energy, Inc. and
                        Allegheny Energy Supply Company, LLC
                        balance sheet, per books and pro forma
                        (filed confidentially October 19, 2001)

                        FS - 2    Allegheny Energy, Inc. and
                        Allegheny Energy Supply Company, LLC
                        statement of income and retained earnings, per books and pro forma
                        (filed confidentially October 19, 2001)


            Item No. 7.  Information as to Environmental Effects

                         (a)    For the reasons set forth in Item 1
                         above, the authorization applied for herein
                         does  not  require major  federal action
                         significantly affecting the quality of the
                         human environment for purposes of
                         Section 102(2)(C) of the National
                         Environmental  Policy  Act   (42
                         U.S.C. 4232(2)(C)).

                         (b)    No Federal agency has prepared  or
                         is preparing an environmental impact
                         statement  with  respect  to  the
                         proposed transaction.


                             SIGNATURE

             Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.


                                   Allegheny Energy, Inc.
                                   Allegheny Energy Supply
                                   Company, LLC


                                   By:  /S/ THOMAS K. HENDERSON

                                           Thomas K. Henderson



Dated:  October 19, 2001